Exhibit 21.1
ENBRIDGE ENERGY PARTNERS, L.P.

Subsidiaries of the Registrant

Company Name	State of Incorporation/ Formation/Organization
5679 Cherry Lane, LLC	Wisconsin
Bakken Pipeline Company LLC	Delaware
Bakken Pipeline Company LP	Delaware
Enbridge Energy, Limited Partnership	Delaware
Enbridge Operating Services, L.L.C.	Delaware
Enbridge Pipelines (Lakehead) L.L.C.	Delaware
Enbridge Pipelines (Ozark) L.L.C.	Delaware
Enbridge Pipelines (Beaver Lodge) L.L.C.	Delaware
Enbridge Pipelines (Wisconsin) Inc.	Wisconsin
Enbridge Rail (North Dakota) L.P.	Delaware
Enbridge Storage (Cushing) L.L.C.	Delaware
Enbridge Storage (North Dakota) L.L.C.	Delaware
North Dakota Pipeline Company LLC	Delaware
Tri-State Holdings, LLC	Michigan